Exhibit 99.1

Nevada Gold & Casinos Announces Review of Strategic Alternatives and

Sale of South Dakota Route Operation

LAS VEGAS, May 23, 2018 -- Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) (the “Company”) today announced that it is no longer in exclusive discussions to sell the Company and that its Board of Directors has initiated a process to evaluate potential strategic alternatives to maximize shareholder value. As part of the process, the Board will consider a full range of strategic, operational and financial alternatives, which may include a sale or other transaction. The Company has retained Rossoff & Company LLC as its financial advisor to assist with the strategic review process, and has retained Hughes Hubbard & Reed LLP as its legal counsel.

The Company cautions that there can be no assurance that the strategic review process will result in any transaction or strategic alternative, or any assurance as to its outcome or timing. The Company has not set a timetable for completion of the review process and does not intend to disclose developments related to the process unless and until the Board approves a transaction or specific action, or otherwise determines that further disclosure is appropriate or required.

The Company also announced today that it has entered into an agreement to sell its South Dakota Route operation to Michael J. Trucano for $400,000. The sale will include all fixtures, equipment, trade names, and operating agreements used in connection with such business, but will exclude all cash in excess of $400,000.

The transaction is expected to close on June 30, 2018, subject to the approval of the South Dakota Commission on Gaming.

This sale will free up approximately $250,000 in net cash used in the working capital of such business, which together with the purchase proceeds of $400,000, will be used to decrease outstanding debt of the Company by approximately $650,000.

The Company expects to record a net loss from discontinued operations of approximately $300,000.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) of Las Vegas, Nevada is a developer, owner, and operator of 9 gaming operations in Washington (wagoldcasinos.com), and a local casino in Henderson, Nevada (clubfortunecasino.com).

Contacts:

Nevada Gold & Casinos, Inc.

Michael P. Shaunnessy / James Meier

(702) 685-1000

Stonegate Capital Partners

Preston Graham

(972) 850-2001